Free Writing Prospectus
Filed Pursuant to Rule 433
Registration No. 333-132936-14
March 17, 2008

Subscription until March 24, 2008

Z-Series Reverse Convertible Notes ▪5 separate 3 month deals linked to: HXL | LXK | OI | RCII | SYMC	Offering Period Closes on: March 24, 2008

This free writing prospectus relates to separate Reverse Convertible Notes offerings, each of which is identified by reference to the underlying shares (set forth in the table below) to which it is linked.  We refer to the underlying shares as the Reference Shares.  The following are summary indicative terms (subject to change and completion) that relate to each separate Reverse Convertible Notes offering.

Z-SERIES REVERSE CONVERTIBLE NOTES	ZACKS SCORING METHODOLOGY - OVERVIEW

The Z-Series Reverse Convertible Notes (‘Z ReCons’) allow investors to receive an enhanced coupon on a monthly basis regardless of the movements in the Reference Shares.  The Z ReCons will provide a return of the principal amount if the closing price of the Reference Shares has not been less than the Knock-In Level during the term of the securities.  If the closing price of the Reference Shares is less than the Knock-In Level at any time during the term of the securities, an investor could lose part or all of its principal amount.

Zacks selects Reference Shares for each Z Series Reverse Convertibles Notes using a proprietary quantitative investment strategy for security selection that attempts to identify stocks and ADRs whose returns it anticipates will outperform the returns generated by stocks and ADRs in the broad U.S. market.

Zacks maintains a database of over 8,300 North American stocks and ADRs listed on U.S.-based exchanges and applies its selection methodology to the approximately 4,500 to 5,000 stocks and ADRs in this database that have reported earnings estimates.  Zacks’ selection methodology utilizes multi-factor proprietary selection rules to identify those stocks and ADRs that offer the greatest potential to generate returns commensurate with the anticipated levels of risk associated with these stocks and ADRs.

The Z Series selection rules combine several variables such as liquidity, relative valuation and company efficiency, as well as other factors such as the availability of options on and the presence of sufficient implied volatility of the stocks and ADRs, to enhance the investment applications and investment utility of such stocks and ADRs.  The Z Series selection methodology is not intended to predict the future market or financial performance of any company.

ZACKS OVERVIEW

Founded in 1978, Zacks Investment Research has more than 25 years of experience in providing institutional and individual investors with the analytical tools and financial information necessary to the success of their investment process.  Today, Zacks’ models process over 25,000 earnings estimate revisions and changes in broker recommendations weekly from over 200 brokerage firms, produced by more than 3,500 analysts.

INDICATIVE PRODUCT TERMS:

Issuer:	Credit Suisse Acting through its Nassau Branch		trading day from but not including the Trade Date to and including the Valuation Date, OR
Distributor:	Credit Suisse Securities (USA) LLC		ii. If the Final Share Price is at or above the Initial Share Price.
Coupon Rate:	Investors will receive monthly interest payments on the Z-Series ReCons at the relevant rates below and on the interest payment dates set forth in the applicable pricing supplement (30/360).		2) Otherwise, the Redemption Amount is a number of Reference Shares equal to $1,000 divided by the Initial Share Price, plus a cash amount equal to the proportion of the Final Share Price corresponding to any fractional share.
Denomination:	Minimum initial purchase of U.S. $1,000 per Note and integral multiples of U.S. $1,000 thereafter		The market value of the Reference Shares you will receive will be less than your principal amount and may be zero.
Initial Share Price:	Closing price of the Reference Shares
	on the Trade Date	RELEVANT DATES:
Final Share Price:	Closing price of the Reference Shares on the Valuation Date	Offering Period:	Closes on Mon., March 24, 2008 @ 2:00pm ET
		Trade Date:	March 24, 2008
Knock-In Level:	The Initial Share Price multiplied by a	Settlement Date:	March 28, 2008
	percentage set forth below	Valuation Date:	June 24, 2008
Redemption Amount at Maturity:	For each $1,000 principal amount of Z-Series ReCons, a holder will receive a Redemption Amount equal to:	Maturity Date:	June 30, 2008

1) $1,000 (100% of the principal
amount of your securities) if:

i. The closing price of the Reference Shares has not been less than the Knock-In Level on any

Credit Suisse • Structured Retail Products • 11 Madison Ave, NY, NY 10010 • 1-888-537-4898 • structured.notes@credit-suisse.com

3 MO. Z-SERIES OFFERINGS:

Reference Shares	Ticker	Principal Amount	Initial Share Price	Coupon Rate p.a.	Knock-In Level	CUSIP	Prospectus Link
Hexcel Corporation	HXL	TBD	TBD	11.00%	80%	22542DDF4	2008-20
Lexmark International, Inc.	LXK	TBD	TBD	10.00%	80%	22542DDG2	2008-21
Owens-Illinois, Inc.	OI	TBD	TBD	11.50%	80%	22542DDH0	2008-22
Rent-A-Center, Inc.	RCII	TBD	TBD	14.00%	80%	22542DDJ6	2008-23
Symantec Corporation	SYMC	TBD	TBD	8.15%	80%	22542DDK3	2008-24

Credit Suisse • Structured Retail Products • 11 Madison Ave, NY, NY 10010 • 1-888-537-4898 • structured.notes@credit-suisse.com

Investment Considerations

You may lose part or all of your principal amount.  If the closing price of the reference shares on the relevant exchange is less than the knock-in level at any time from but not including the initial setting date to and including the valuation date and the final share price is lower than the initial share price at maturity, you will not be paid 100% of the principal amount of your securities.

You will not receive more than your principal amount at maturity.  At maturity, you will under no circumstances receive more than the principal amount of your securities, and the total payment you receive over the term of the securities will never exceed the principal amount of the securities plus the coupon payments paid during the term of the securities.

No ownership rights in reference shares.  An investment in the securities does not entitle you to any ownership interest or rights in the reference shares, such as voting rights, dividend payments or other distributions.

The securities are most suitable for purchasing and holding until the maturity date.  The securities are a new issue of securities with no established trading market.  Credit Suisse Securities (USA) LLC has informed the Issuer that it intends to make a secondary market in the Securities.  However, Credit Suisse Securities (USA) LLC has no obligation to make a market in the securities and may discontinue any market-making activities at any time without notice, at its sole discretion.

Possible illiquidity of secondary market.  The securities will not be listed on any securities exchange.  We cannot assure you that a secondary market for the securities will develop.  If you have to sell your securities prior to maturity, you may have to sell them at a substantial loss.  The market price of the securities may be influenced by many unpredictable factors.  Many factors, most of which are beyond our control, will influence the market value of the securities and the price at which Credit Suisse may be willing to purchase or sell the securities in the secondary market.

This document is a summary of the terms of the securities and factors that you should consider before deciding to invest in the securities.  Credit Suisse has filed a registration statement (including preliminary pricing supplement, product supplement, prospectus supplement and prospectus) with the Securities and Exchange Commission, or SEC, for the offering to which this offering summary relates. Before you invest, you should read this summary together with the pricing supplement subject to completion dated March 17, 2008, product supplement dated February 29, 2008, prospectus supplement dated May 7, 2007 and prospectus dated March 29, 2007 to understand fully the terms of the securities and other considerations that are important in making a decision about investing in the securities.  You should, in particular, review the “Investment Considerations” section herein and the “Risk Factors” section of the product supplement, which sets forth a number of risks related to the securities.  You may get these documents without cost by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, Credit Suisse, any agent or any dealer participating in this offering will arrange to send you the pricing supplement product supplement, prospectus supplement and prospectus if you so request by calling toll-free 1 (800) 221-1037.

You may access these documents on the SEC website at www.sec.gov by clicking on the hyperlink to the prospectus in this document or as follows:

http://www.sec.gov/Archives/edgar/data/1053092/000104746908002892/a2183884z424b2.htm

http://www.sec.gov/Archives/edgar/data/1053092/000104746908002896/a2183885z424b2.htm

http://www.sec.gov/Archives/edgar/data/1053092/000104746908002897/a2183886z424b2.htm

http://www.sec.gov/Archives/edgar/data/1053092/000104746908002898/a2183887z424b2.htm

http://www.sec.gov/Archives/edgar/data/1053092/000104746908002901/a2183888z424b2.htm

Credit Suisse • Structured Retail Products • 11 Madison Ave, NY, NY 10010 • 1-888-537-4898 • structured.notes@credit-suisse.com